Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Appoints Jeffrey S. Mooallem as Chief Operating Officer

NEW YORK, NY, October 19, 2022 – Urban Edge Properties (NYSE: UE) today announced the hiring of Jeffrey S. Mooallem as Chief Operating Officer, effective January 9, 2023. Mr. Mooallem is a veteran real estate executive with extensive experience across the industry. For the past five years, he has served as the President and CEO of Gazit Horizons, a U.S. subsidiary of Gazit Globe, a global real estate company, and prior to that, he served in executive leadership positions at Equity One, Inc., Federal Realty Investment Trust and Turnberry. Mr. Mooallem has deep expertise leasing, acquiring and redeveloping retail real estate and helped lead the transformation of Serramonte Mall in Daly City, California, Aventura Mall in Aventura, Florida, Ceasar’s Bay in Brooklyn, New York, and The Home Depot on 61st Street on the Upper East Side of Manhattan. Mr. Mooallem has successfully led the acquisition and development of more than $2 billion of real estate during his career.

“I am delighted to have the opportunity to work with Jeff again,” said Jeff Olson, Chairman and CEO. “We enjoyed great success in our four years together at Equity One where Jeff led all aspects of the West Coast division. He is an exceptionally talented real estate executive who has created significant value for shareholders through acquiring and upgrading retail properties. We look forward to having him on board as we continue to execute on our strategic plan of improving retail real estate, primarily in the Washington, D.C. to Boston corridor.”

“I am excited to join the Urban Edge team,” said Jeff Mooallem. “As a native New Yorker, I know how special this portfolio is, and I have watched closely as Urban Edge has improved the quality of these assets. I look forward to getting to work at unlocking additional opportunities and creating more value for shareholders.”

Mr. Mooallem succeeds Chris Weilminster who will be departing the Company effective November 18, 2022. “We extend our thanks and appreciation to Chris for his many contributions to Urban Edge including his leadership in building a best-in-class leasing team, growing our occupancy with national retailers, and working with tenants throughout the pandemic to ensure their successful operation. We wish him great success in the future,” said Jeff Olson, Chairman and CEO.

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.